Exhibit 5.1

March 27, 2025

Laura Berezin

T: +1 650 843 5128

lberezin@cooley.com

Tempest Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

Ladies and Gentlemen:

We have acted as counsel to Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,258,865 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value, consisting of (a) 1,758,865 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2023 Equity Incentive Plan (the “2023 EIP”), and (b) 500,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2019 Employee Stock Purchase Plan (the “2019 ESPP” and together with the 2023 EIP, the “Plans”). Each share of Common Stock includes a preferred share purchase right (each, a “Right,” collectively, the “Rights”) as set forth in Rights Agreement (the “Rights Plan”), dated as October 10, 2023, as amended, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon: (a) the Registration Statement and related prospectus, (b) the Plans, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, (d) the Rights Plan and (e) such other records, documents certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to our opinion concerning the Rights:

(i) Our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board”) may be required to redeem or terminate, or take other action with respect to, the Rights or Rights Plan in the future based on the facts and circumstances then existing.

(ii) Our opinion assumes that the Rights Plan has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan. With respect to Rights associated with Shares to be offered in the future under the Registration Statement, our opinion assumes the Rights Plan has not been terminated by the Company or expired by its terms and the Rights have not expired or been redeemed or exchanged by the Company, in each case, prior to the issuance of such Shares.

(iii) Our opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares of the Company, and not any particular provision of the Rights or the Rights Plan. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Cooley LLP 1700 Seventh Avenue Suite 1900. Seattle, WA 98101-1355

t: (206) 452-8700 f: (206) 452-8800 cooley.com

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares and associated Rights, when sold and issued against payment therefor in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, and the Shares will be fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Laura Berezin
Laura Berezin

Cooley LLP 1700 Seventh Avenue Suite 1900. Seattle, WA 98101-1355

t: (206) 452-8700 f: (206) 452-8800 cooley.com